Free Writing Prospectus

Filed Pursuant to Rule 433

Registration No. 333-169119

December 14, 2012

leveraged exposure The Basics of iPath® Leveraged Exchange Traded Notes Leveraged investing has gained increasing popularity in recent years. The Barclays Bank PLC iPath® Leveraged Exchange Traded Notes (the “iPath ETNs”) seek to provide investors with an exchange-traded way to access leveraged returns based on the performance or inverse performance of market benchmarks or strategies. The iPath ETNs offer both “long” and “short” leveraged exposure to a range of equity index provider indices, including indices sponsored by S&P, Russell and MSCI, as listed in Figure 1 on the next page.

Figure 1: iPath Leveraged ETNs: Available Exposures Index Exposure available through iPath ETNs* Russell 1000® TR Index Long Extended Russell 2000® TR Index Long Extended S&P 500® TR Index Long Extended MSCI EAFE® Index Long Enhanced Short Enhanced MSCI Emerging Markets Index Long Enhanced Short Enhanced The iPath ETNs seek to provide investors with an alternative form of leveraged investment to leveraged exchange traded funds (“ETFs”), which typically track a daily or monthly multiple of an index’s return through a “reset” feature (see Figure 2). As a result of this daily or monthly “reset” feature, a leveraged ETF is subject to the “path dependency” of its underlying index, meaning that the movement of its underlying index from day to day or month to month directly impacts the performance of the fund in subsequent periods as managers rebalance the ETF portfolio daily or monthly, as applicable, to maintain the initial multiple (incurring additional costs and taxes). Instead, each series of iPath ETNs is designed to target a return of a multiple (established at inception) of the performance of an underlying index over the term of the iPath ETNs and without a daily or monthly reset. Since there is no daily or monthly “reset” of the applicable multiple of the underlying Index’s return over the term of the iPath ETNs, the path dependency of the iPath ETNs to their respective indices is mitigated. For each series of ETNs, “enhanced” refers to an initial leverage factor of 2 on the date of the ETN’s issuance and “extended” refers to an initial leverage factor of 3 on the date of the ETN’s issuance. A “long” ETN is linked to a leveraged participation in the performance of the underlying index, whereas a “short” ETN is linked to a leveraged participation in the inverse performance of the underlying index. Because the leveraged exposure to the underlying index does not reset, investors who invest at a time other than inception of the each respective ETN will invest at a different “participation”—or value of the notional exposure per ETN to the performance of the underlying index relative to the value of each ETN—and therefore may have a different leverage ratio than the initial leverage factor. For more information on the participation, see the section entitled “Participation” in the applicable prospectus. 2

Figure 2: iPath Leveraged ETNs vs. Leveraged ETFs iPath Leveraged ETNs Leveraged ETFs Leveraged Performance Yes Yes Liquidity Daily on Exchange Daily on Exchange Registration Securities Act of 1933 Investment Company Act of 1940 Form Medium-Term Note 40 Act Fund/UIT Principal Risk Market and Issuer Risk Market risk Recourse Issuer Credit Portfolio of Securities Performance Target Payment at Maturity Daily or Monthly Performance Target Maturity Fixed Maturity* No Path Dependency† No Yes Institutional size redemption Daily to the issuer‡ Daily via custodian Formulaic Optional Redemption Value Yes‡ No Automatic Termination Event Yes No * Subject to the occurrence of an automatic termination event or early redemption by the investor. † An index-linked security shows “path dependency” if its value on any given day cannot be derived from the current and initial values of its underlying index but instead is dependent on the historical “path” that the index has taken over the calculation period. ‡ Subject to the occurrence of an automatic termination event. The mechanics of the iPath Long ETNs and the iPath Short ETNs are explored in further detail below. In essence, both ETN structures seek to deliver the returns of a leveraged position consisting of an investment in the equity securities underlying the applicable index plus a notional loan partly financing the position (Long), or a notional investment in cash collateral that includes the proceeds of the sale of notionally borrowed equity securities underlying the applicable underlying index (Short), in each case less applicable fees, financing charges and costs. 3

iPath Long ETN Mechanics A margin account provides an example that conceptually demonstrates how the mechanics of a long, leveraged investment are correspondingly reflected in the mechanics of the iPath Long ETNs. Generally speaking, to implement a leveraged long strategy in a margin account, an investor borrows additional cash on “margin” to invest along with his or her own capital and thus increase the size of the equity position beyond what can be established with the cash currently available within his or her account. By analogy, the investor’s own capital at the point the position is established is conceptually represented by the iPath Long ETN’s closing indicative note value; the cash that the investor borrows “on margin” is conceptually represented by the then-current financing level; and the aggregate equity position is conceptually represented by the long index amount. An investor in a margin account would be expected to pay interest on the borrowed amount, which is represented in the iPath Long ETN by the daily financing charge, which, along with the daily investor fee, is refiected on a cumulative basis in the financing level. Despite the conceptual similarity, there are several differences between implementing a leveraged long strategy in a margin account and investing in iPath Long ETNs. Differences include (but are not limited to) the following: • iPath Long ETNs are subject to the credit risk of Barclays Bank PLC. • The maximum loss of investing directly in iPath Long ETNs is limited to the amount invested. • iPath Long ETNs charge a daily investor fee and a daily financing charge as described in the applicable prospectus, whereas a margin account would be expected to pay interest but not an additional investor fee. • To prevent the value of the iPath Long ETNs from declining below a certain level, the iPath Long ETNs provide that Barclays Bank PLC will automatically redeem a series of iPath Long ETNs in whole, but not in part, if the indicative intraday note value of that series falls below the automatic termination level, as defined in the applicable prospectus, on any calendar day on or prior to the final valuation date.1 For tax implications of purchasing replacement securities offering similar exposure, including the potential application of the wash sale rules, please consult a tax professional. • An investor in a margin account may receive a “margin call” to deposit more cash or securities into his or her margin account if the value of the relevant investment decreases below a specified level. The iPath Long ETNs do not require an investor to invest more if the value of the iPath Long ETNs decreases. The following are certain key terms2 of the iPath Long ETNs: • The Long Index Amount. The notional long position in the applicable index underlying each series of iPath Long ETNs, published on each valuation date. Long Principal Amount Index Index = x Initial Leverage X Performance Amount Factor Factor Note that the principal amount, initial leverage factor and underlying index will vary with each series of the iPath Long ETNs. • The Financing Level. The notional loan provided to finance the long position in the underlying index (a daily financing charge and a daily investor fee will accrue in favor of the Issuer on the financing level), published on each valuation date. • The Closing Indicative Note Value (“CINV”). The difference between the long index amount and the financing level, published on each valuation date. Graphically, Figure 3 demonstrates the relationship between the terms outlined above. 1 The value at which that series would be redeemed is determined by Barclays Bank PLC, acting as calculation agent, in accordance with the procedures described in the relevant prospectus. 2 Key terms are outlined in the relevant prospectus in more detail. 4

Figure 3: iPath Long ETN Mechanics For illustrative purposes only. Hypothetical Example Assume an iPath Long ETN linked to the S&P 500® Total Return Index was issued and listed on October 20, 2003, with an initial index closing level of 1,518.97 and: • A principal amount per ETN of $100; • A financing level of $100 on the initial valuation date; • A long index amount of $200 on the initial valuation date; and • An initial leverage factor of 2. At the end of the trading day on January 20, 2006, the closing level of the Index was 1,909.35 and the financing level of $100 had accrued $6.96 in daily financing charges and daily investor fees. The hypothetical CINV for the ETN on such trading day would equal $144.44, as per the following calculations: Long Index Amount = $200 x (1,909.35/1,518.97) = $251.40 Financing Level = $100 + $6.96 = $106.96 CINV = Long Index Amount – Financing Level = $251.40 – $106.96 = $144.44 This information is for illustrative purposes only and is not indicative of future results or performance. iPath Short ETN Mechanics As with the iPath Long ETNs, the mechanics of a short leveraged investment through a margin account can be compared to the mechanics of the iPath Short ETNs. In this case, an investor with cash in a margin account acting as collateral for a position borrows shares “on margin” and sells those shares “short” for cash at market prices. If the prices of the shares decline, the investor can use part of the total cash available in the margin account to repurchase those shares at a lower price, return the borrowed stock and keep the difference as profit. Conversely, if the prices of the shares increase, the investor will use a portion of his or her collateral, as well as the initial cash proceeds from the sale, to repurchase the shares on the market and return the borrowed stock. By analogy, the shares borrowed “on margin” at the point the position is established are conceptually represented by the iPath Short ETN’s short index amount. The cash collateral deposited by the investor in the margin account plus proceeds from short sales are conceptually represented by the T-Bill amount. The remaining portion of cash that would be available after the repurchase of borrowed equities is represented by the closing indicative note value of the iPath ETN. An investor in a margin account would be expected to pay a fee to borrow shares (typically referred to as a “prime” or “hypothecation” rate) based on the value of the borrowed amount. In the mechanics of the iPath Short ETNs, a daily index borrow cost is deducted from the T-Bill amount, based on the value of the short index amount. Despite the conceptual similarity, there are several differences between implementing a short strategy in a margin account and investing in iPath Short ETNs. Differences include (but are not limited to) the following: • iPath Short ETNs are subject to the credit risk of Barclays Bank PLC. • The maximum loss of investing directly in iPath Short ETNs is limited to the amount invested. 5

• iPath ETNs charge a daily investor fee and a daily index borrow cost as described in the applicable prospectus. • To prevent the value of the iPath Short ETNs from declining below a certain level as the level of the underlying index increases, the iPath Short ETNs provide that Barclays Bank PLC will automatically redeem a series of iPath Short ETNs in whole, but not in part, if the indicative intraday note value of that series falls below the automatic termination level, as defined in the applicable prospectus, on any calendar day on or prior to the final valuation date.3 For tax implications of purchasing replacement securities offering similar exposure, including the potential application of the wash sale rules, please consult a tax professional. • An investor in a margin account may receive a “margin call” to deposit more cash or securities into his or her margin account if the value of the borrowed shares increases above a specified level. The iPath Long ETNs do not require an investor to invest more if the value of the iPath Long ETNs decreases. The following are certain key terms4 of the iPath Short ETNs: • The Short Index Amount. The notional short position in the equity securities underlying the applicable index underlying each series of iPath Short ETNs, published on each valuation date. Short Principal Amount X Index Index = x Initial Leverage Performance Amount Factor Factor Note that the principal amount, initial leverage factor and underlying index will vary with each series of the iPath Short ETNs. • The T-Bill Amount. The notional value of cash amounts underlying each note (daily interest will accrue in favor of the investor and a daily investor fee and a daily index borrow cost will accrue in favor of the Issuer on the T-Bill amount), published on each valuation date. • The Closing Indicative Note Value (CINV). The difference between the T-Bill amount and the short index amount, published on each valuation date. Graphically, Figure 4 demonstrates the relationship between the terms outlined above. Figure 4: iPath Short ETN Mechanics For illustrative purposes only. 3 The value at which that series would be redeemed is determined by Barclays Bank PLC, acting as calculation agent, in accordance with the procedures described in the relevant prospectus. 4 Key terms are outlined in the relevant prospectus in more detail. 6

Hypothetical Example Assume an iPath Short ETN linked to the S&P 500® Total Return Index was issued and listed on January 1, 1999, with an initial index closing level of 1,670.01 and: • A principal amount per ETN of $50; • A short index amount of $150 on the initial valuation date; • A T-Bill Amount of $200 on the initial valuation date; and • An initial leverage factor of 3. At the end of the trading day on July 1, 2000, the closing level of the index was 2,012.83 and the T-Bill amount had accrued $14.70 in daily interest, net of the compounded deduction of daily investor fees and daily index borrow costs. The hypothetical CINV for the note on such trading day would equal $33.91, as per the following calculations: Short Index Amount = $150.00 x (2,012.83/1,670.01) = $180.79 T-Bill Amount = $200 + $14.70 = $214.70 CINV = $214.70 – $180.79 = $33.91 This information is for illustrative purposes only and is not indicative of future results or performance. Participation Participation is an integral concept for investors to understand when considering an investment in iPath ETNs. As discussed earlier, unlike some leveraged and inverse leveraged ETFs, the iPath ETNs do not reset their exposures in order to track a fixed multiple of the daily or monthly performance (or inverse performance) of the applicable underlying index. Since the exposure is not reset, the iPath ETNs do not deliver a fixed daily multiple of index percentage performance. Participation is intended to approximate the ratio of (1) the value of the notional exposure per ETN to the performance of the applicable underlying index relative to (2) the value of each ETN, and it provides investors with an indication of leverage at any given point. Investors who invest at a different time will invest at a different participation and therefore each investor will have a different leverage ratio. The participation for each iPath ETN is calculated using a formula set forth in the applicable prospectus and can be used as a general approximation of the change in the CINV of each ETN for a given percentage change in the level of the underlying index. 7

Figure 5.1: Hypothetical iPath Long ETN Performance As at Index Level Long Index Amount Financing Level CINV (Long Index Participation (Long Purchase Date 1,864 $200.00 $100.00 Amount – Financing Level) Index Amount /CINV) $100.00 2.00 Accrued During Investor Fee Financing Charges Week 1 $0.015 $0.019 End of Week 1 Index Level Long Index Amount Financing Level CINV (Long Index Participation (Long 2,330 $250.00 $100.035 Amount – Financing Level) Index Amount /CINV) (index increased 25.00% $149.965 1.67 since Purchase Date) % Change in CINV since Purchase Date(Participation at Purchase Date) x (% Change in Index Level since Purchase Date) 49.73% 50.00%* Accrued During Investor Fee Financing Charges Week 2 $0.023 $0.019 End of Week 2 Index Level Long Index Amount Financing Level CINV (Long Index Participation (Long 1,864 $200.00 $100.07 Amount – Financing Level) Index Amount /CINV) (index decreased 20.00% $99.923 2.002 since End of Week 1) % Change in CINV since End of Week 1(Participation at End of Week 1) x (% Change in Index Level since End of Week 1) –33.37% –33.34%* * Does not take into account the effect of the daily financing charge and daily investor fee. This information is for illustrative purposes only and is not indicative of future results or performance. Figure 5.1 provides a hypothetical example of the performance of an iPath Long ETN over a two-week period, with an initial participation on the date of purchase equal to 2.00 and where the index increases by 25% during the first week before decreasing by 20% in the second week. In each case, the table provides hypothetical values for the CINV, Long Index Amount, Financing Level and Participation as they would have been calculated as of the close of the week, where the accrual of the daily financing charge and the daily investor fee over the course of the relevant week is represented in aggregate by the “Financing Charges” and “Investor Fee,” respectively. Daily Investor Fee 0.80% Daily Financing Charge 1.00% In Figure 5.1, the percentage change in the CINV of the ETN over the course of each week is presented in comparison with the percentage change achieved by multiplying the weekly index performance by the applicable participation at the end of the previous week, which does not include the effect of the daily financing charge and daily investor fee. At the end of Week 2, the index level was the same as on the date of purchase, but ETN performance was slightly negative due to the negative effect of the daily investor fees and the daily financing charge. 8

Figure 5.2: Hypothetical iPath Short ETN Performance As at Index Level Short Index Amount T-Bill Amount CINV (T-Bill Amount – Short Participation (Short Purchase Date 1,864 $200.00 $300.00 Index Amount) Index Amount /CINV $100.00 2.00 Accrued During Interest Investor Fee Borrow Cost Week 1 $0.058 $0.015 $0.067 End of Week 1 Index Level Short Index Amount T-Bill Amount CINV (T-Bill Amount – Short Participation (Short 2,330 $250.00 $299.975 Index Amount) Index Amount /CINV) (index increased 25.00% $49.975 5.003 since Purchase Date) % Change in CINV since Purchase Date(Participation at Purchase Date) x (% Change in Index –50.03% Level since Purchase Date) x –1 –50.00%* Accrued During Interest Investor Fee Borrow Cost Week 2 $0.058 $0.010 $0.084 End of Week 2 Index Level Short Index Amount T-Bill Amount CINV (T-Bill Amount – Short Participation 1,864 $200.00 $299.939 Index Amount)(Short Index (index decreased 20.00% $99.939 Amount /CINV) since End of Week 1) 2.001 % Change in CINV since End of Week 1(Participation at End of Week 1) x (% Change in Index 99.98% Level since End of Week 1) x –1 –100.05%* * Does not take into account the effect of the daily financing charge and daily investor fee. This information is for illustrative purposes only and is not indicative of future results or performance. Figure 5.2 provides a hypothetical example of the performance of an iPath Short ETN linked to the same index as in Figure 5.1 over the same two week period. In each case, the table provides hypothetical values for the CINV, Short Index Amount, T-Bill Amount and Participation calculated as of the close of the week, where the accrual of the daily interest, the daily investor fee and the daily index borrow cost over the course of the relevant week is represented in aggregate by the “Interest,” “Investor Fee” and “Borrow Cost,” respectively. Fee Rate 0.80% T-Bill Rate 1.00% Borrow Rate 1.75% In Figure 5.2, the percentage change in the CINV of the ETN over the course of each week is presented in comparison with the percentage change achieved by multiplying the weekly index performance by the applicable participation at the end of the previous week (multiplied by negative one), which does not include the effect of the daily interest, daily index borrow cost and daily investor fee. At the end of Week 2, the index level was the same as on the date of purchase, but ETN performance was slightly negative due to negative effect of the daily index borrow cost and the daily investor fee outweighing the positive effect of the interest earned on the T-Bill Amount. For a graphical illustration of the participation of the iPath Long ETNs and the iPath Short ETNs, please see Figure 6. 9

Figure 6: Participation for iPath Long and Short Notes Hypothetical “Participation” for iPath ETNs corresponding to changes in level of the underlying index over a course of a single trading day, together with the applicable Intraday Indicative Note Value (“IINV”) and Intraday Long Index Amount or Short Index Amount.* • Participation is equal to Intraday Long Index Amount divided by Intraday Indicative Note Value • Positive underlying index performance decreases Participation • Negative underlying index performance increases Participation Participation for iPath Long Notes Financing † Level $100 IINV† $100 Index Long Amount† $200 Financing Level‡ $100 $ IINV 140 Intraday Long Index Amount $240 PARTICIPATION = 1.70 Index ETN Loses Loses 43% 25% Financing Level‡ $100 IINV $80 Intraday Long Amount Index $180 This information is for illustrative purposes only and is not indicative of future results or performance. * Please see the applicable prospectus for more details on defined terms “Intraday Indicative Note Value,” “Intraday Short Index Amount,” and “Intraday Long Index Amount,” as well as other defined terms herein. † Hypothetical values at the start of the trading day in this example. ‡ For purposes of these hypothetical examples, which focus on the effects of changes in the index value on the participation, the effects of the daily investor fee and the daily financing charge have not been taken into account in the financing level. 10

Hypothetical “Participation” for iPath ETNs corresponding to changes in level of the underlying index over a course of a single trading day, together with the applicable Intraday Indicative Note Value (“IINV”) and Intraday Long Index Amount or Short Index Amount.* • Participation is equal to Intraday Short Index Amount divided by Intraday Indicative Note Value • Positive underlying index performance increases Participation • Negative underlying index performance decreases Participation Participation for iPath Short Notes This information is for illustrative purposes only and is not indicative of future results or performance. * Please see the applicable prospectus for more details on defined terms “Intraday Indicative Note Value,” “Intraday Short Index Amount,” and “Intraday Long Index Amount,” as well as other defined terms herein. † Hypothetical values at the start of the trading day in this example. § For purposes of these hypothetical examples, which focus on the effects of changes in the index value on the participation, the effects of the daily investor fee, the daily index borrow cost and the daily interest have not been taken into account in the T-Bill Amount. 11

Uses of Participation The participation of each series of iPath ETNs is intended to approximate the ratio of (1) the value of the notional exposure per ETN to the performance of the applicable underlying index relative to (2) the value of each ETN. Therefore, the participation can be used to approximate the value of an investment in an iPath ETN with an aggregate dollar amount notionally exposed to the underlying index. Conversely, the participation can be used to approximate a given dollar amount of exposure to the underlying index with a specific number of iPath ETNs that would represent in aggregate such exposure to the underlying index. When we refer to an “exposure” to an underlying index or “index exposure,” we mean the equivalent dollar amount of equity securities composing the underlying index that would be required to approximate the returns on the relevant iPath ETN without taking into account the effect of the applicable costs, fees and charges on the value of the relevant iPath ETN. Figure 7: Participation Example 1 Number of ETNs CINV Purchased Participation Example A $125 100 1.80 Example B $123 100 2.80 For illustrative purposes only. Figure 8: Participation Example 2 Index Exposure $100,000 iPath ETN Market Price $50 Participation 2 iPath Exposure Needed to Maintain Index Exposure $50,000 # of iPath ETNs Needed 1,000 Participation Example 1 In Example A, Figure 7, we show the aggregate notional exposure to the underlying index of an investment of an iPath ETN having the following CINVs and participations at a given time: In Example A, the aggregate notional exposure to the underlying index, as of the time at which the CINV and the participation listed are published, is $22,500.00, calculated as follows: Approximate aggregate index exposure = $22,500.00 = ($125 x 100 x 1.80) In Example B, the aggregate notional exposure to the underlying index, as of the time at which the CINV and the participation listed are published, is $34,440.00, calculated as follows: Approximate aggregate index exposure = $34,440.00 = ($123 x 100 x 2.80) In both Examples A and B, the aggregate notional exposure to the index does not account for the applicable costs, fees and charges of the relevant iPath ETN. Participation Example 2 In Figure 8 we show how the participation can be used to determine how many ETNs are required to provide an aggregate notional exposure (without taking into account the applicable costs, fees and charges) to the underlying index of $100,000. Figure 8 shows the aggregate value and number of iPath ETNs that an investor desiring a $100,000 exposure to the underlying index (without taking into account the applicable costs, fees and charges) would need to purchase, if the participation at the time of purchase was 2, in one case, and 2.5 in the other case. Index Exposure $100,000 iPath ETN Market Price $50 Participation 2.5 iPath Exposure Needed to Maintain Index Exposure $40,000 # of iPath ETNs Needed 800 This information is for illustrative purposes only and is not indicative of future results or performance. 12

Portfolio Applications and Benefits The iPath ETNs seek to provide investment alternatives for investors who have: • Strong directional views of the market, and specifically of the performance of the relevant underlying index; • Hedging needs for existing portfolio exposures; • Risk/return management needs; and • Arbitrage strategies in place. With the following key features: • Mitigated impact from path dependency resulting from the daily volatility of an index, when compared to typical leveraged ETFs;5 • Zero tracking error;6 and • Daily liquidity. iPath ETNs may not be suitable for investors who: • Are not willing to be exposed to a leveraged or inverse investment in general or to a leveraged or inverse investment linked to the underlying index in particular; • Are not prepared to assume the relevant costs and fees associated with the iPath ETNs; • Are seeking a guaranteed minimum return on their investment or current income from their investment; or • Do not understand how leverage or shorting can affect the returns of investments. Risks and Considerations An investment in the iPath ETNs involves risks including uncertain principal repayment and potential negative effects of leverage. Because the potential investment will be leveraged, any change in the level of the applicable underlying index would have a significant impact on the performance of the ETNs, either long or short, including triggering an automatic termination event, and investors could lose some or all of their invested principal. Market risk is another consideration, given that the returns on each series of the ETNs are linked to leveraged returns of an index linked to equity securities. See the “Risk Factors” sections in the applicable prospectus supplement and prospectus for more information on the risks relating to the iPath ETNs. The iPath ETNs seek to give investors access to leveraged returns in a transparent and cost effective vehicle. By eliminating the path dependency of the notes on index returns, the iPath ETNs seek to provide investors with access to leveraged strategies without having to manage or monitor their positions on a day to day basis. For more information, please visit www.iPathETN.com. 5 Subject to automatic redemption feature. 6 Subject to automatic redemption feature. Tracking error refers to the under/over performance differential of an ETN versus its benchmark index over a given time period, after accounting for the ETN’s fees. One cannot invest directly in an index.13

Selected Risk Considerations Selected An investment risks are in summarized the iPath ETNs here, described but we urge herein you (the to read “ETNs”) the more involves detailed risks. explanation supplement of and risks pricing described supplement. under “Risk Factors” in the applicable prospectus You in the May level Lose of the Some underlying or All of index Your Principal: between the The inception ETNs are date exposed and the to any applicable change offset valuation the date. negative Additionally, effect of the if the investor level of fee the and underlying other applicable index is costs, insufficient you will to lose value some of such or all index of your has increased investment or at decreased, maturity as or the upon case redemption, may be. Because even if the the the ETNs ETNs are subject will always to an be investor lower than fee and the total any other return applicable on a direct costs, investment the return in the on index components. The ETNs are riskier than ordinary unsecured debt securities and have no principal protection. issuer, Credit Barclays of Barclays Bank Bank PLC, PLC: and are The not, ETNs either are directly unsecured or indirectly, debt obligations an obligation of the of or any guaranteed payment at by maturity any third or party. upon Any redemption, payment to depends be made on on the the ability ETNs, of including Barclays Bank perceived PLC to creditworthiness satisfy its obligations of Barclays as they Bank come PLC due. will As affect a result, the market the actual value, and if any, Bank of PLC the were ETNs to prior default to maturity on its obligations, or redemption. you In may addition, not receive in the event any amounts Barclays owed to you under the terms of the ETNs. Issuer will have Redemption: the right to If redeem specified or “call” in the a applicable series of ETNs prospectus, (in whole Barclays but not Bank in part) PLC at inception its sole date discretion until and and including without your maturity. consent on any trading day on or after the Automatic PLC will automatically Redemption: redeem If specified a series in of the ETNs applicable (in whole prospectus, only, but not Barclays in part) Bank at the specified automatic redemption value if, on any valuation date prior to or on the less final than valuation or equal to date, the the applicable intraday level indicative specified note in the value prospectus. of the ETNs becomes Market many unpredictable and Volatility factors Risk: The and market may fiuctuate value of between the ETNs the may date be you infiuenced purchase by them loss if and you the sell maturity your ETNs date in or the redemption secondary date. market. You may Factors also sustain that may a significant infiuence the markets, market the value index of components the ETNs include included prevailing in the underlying market prices index, of the and U. prevailing S. stock market to such prices index; of and options supply on such and index demand or any for other the financial ETNs, including instruments economic, related financial, of such index political, or other regulatory, financial geographical instruments or related judicial to events such index. that affect the level Your Markets: Return The May international Be Affected equities by Factors underlying Affecting certain International indices sponsored Security by securities MSCI, Inc. traded , may in have the U. less S. or liquidity other longer-established and could be more securities volatile than markets. the Additional less rigorous special regulation risks associated of securities with markets, international different securities accounting may include and disclosure economic, and standards, political government uncertainties. interference, higher infiation, and social, level Leverage of the Risk: underlying Because index an investment will have a greater in the impact ETNs is on leveraged, the payout changes on the in ETNs the than or increase, on a payout as the on case securities may be that in the are not level so of leveraged. the underlying In particular, index will any result decrease in a an significantly investor will greater suffer decrease losses on in the an payment investment at maturity in the ETNs or upon substantially redemption, greater and than an investor would if the ETNs did not contain a leverage component. listed A Trading on NYSE Market Arca, for a trading the ETNs market May for Not the Develop: ETNs may Although not develop the ETNs and the are liquidity listing of of the the ETNs. ETNs may be limited, as we are not required to maintain any 14 on No the Interest ETNs. Payments from the ETNs: You may not receive any interest payments Redemptions: Restrictions on You the must Minimum redeem Number at least 25,000 of ETNs or and 50,000 Date (depending Restrictions on the for redeem series) ETNs your ETNs of the on same any redemption series at one date. time You in may order only to redeem exercise your your ETNs right on to and a redemption times as set date forth if we in receive the pricing a notice supplement. of redemption from you by certain dates ETNs Uncertain are uncertain. Tax Treatment: You should Significant consult your aspects own of tax the advisor tax treatment about your of own the tax situation. Barclays Bank PLC has filed a registration statement (including a prospectus) with the SEC for the offering to which this communication relates. Before you invest, you should read the prospectus and other documents Barclays Bank PLC has filed with the SEC for more complete information about the issuer and this offering. You may get these documents for free by visiting www. iPathETN.com or EDGAR on the SEC website at www.sec.gov. Alternatively, Barclays Bank PLC will arrange for Barclays Capital Inc. to send you the prospectus if you request it by calling toll-free 1-877-764-7284, or you may request a copy from any other dealer participating in the offering. BlackRock Investments, LLC, assists in the promotion of the iPath ETNs. The brokerage ETNs account. may be Commissions sold throughout may the apply day and on there the are exchange tax consequences through any in the event of sale, redemption or maturity of ETNs. the The MSCI MSCI index indexes names are the are service exclusive mark(s) property of MSCI of MSCI, or its Inc. affiliates (“MSCI”) and. have MSCI been and licensed referred to for herein use for are certain not sponsored, purposes by endorsed, Barclays Bank or promoted PLC. The by financial MSCI, and securities MSCI bears supplement no liability contains with respect a more detailed to any such description financial of securities. the limited The relationship relevant pricing MSCI has seller with or holder Barclays of this Bank product, PLC and or any any other related person financial or entity, securities. should No use purchaser, or refer to any promote MSCI this trade product name, without trademark first or contacting service mark MSCI to to sponsor, determine endorse, whether market MSCI’s or permission any affiliation is with required. MSCI Under without no the circumstances prior written may permission any person of MSCI. or entity claim “Standard & Poor’s®”, “S&P 500®” and “S&P®” are registered trademarks of Standard & Poor’s Financial Services, LLC (“S&P”) and Dow Jones® is a registered trademark of Dow Jones Trademark Holdings LLC (“Dow Jones”). Standard & Poor’s®, S&P 500®, S&P® and S&P 500® Total Return are registered trademarks of S&P and sublicensed and have been for licensed certain purposes for use by by S&P Barclays Dow Jones Bank Indices PLC. The LLC ETNs and its based affiliates on the LLC, Index Dow Jones, are not S&P, sponsored, or any of endorsed, their respective or promoted subsidiaries by S&P or affiliates Dow Jones (collectively, Indices “S&P condition Dow or Jones warranty, Indices”) express . S&P or implied, Dow Jones to the Indices owners make of the no ETNs representation, or to any or member in the ETNs of the or public in the regarding ability of the the advisability indices to track of investing market in performance. securities generally “Russell 1000® Index” and “Russell 2000® Index” are trademarks of Frank Russell Company sponsored, and endorsed, have been sold, licensed or promoted for use by by Barclays Frank Russell Bank PLC. Company The ETNs and are Frank not Russell in the ETNs. Company makes no representation regarding the advisability of investing ©2010-2012 iPath logo are Barclays registered Bank trademarks PLC. All rights of Barclays reserved. Bank iPath, PLC. All iPath other ETNs trademarks, and the servicemarks permission, of or their registered respective trademarks owners. iP-4055-03_R3_v02MW_12/12 are the property, and used with the Not FDIC Insured • No Bank Guarantee • May Lose Value 15

1-877-764-7284 www.iPathETN.com 16